                                             Exhibit 15


July 5, 2001


Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY  10080

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of March 30, 2001 and for the three-month periods ended March 30, 2001 and March 31, 2000, as indicated in our report dated May 11, 2001; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that such report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 30, 2001, is incorporated by reference in this Registration Statement.

     We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP